Exhibit 4.103

EXCLUSIVE TECHNICAL CONSULTING AND SERVICES AGREEMENT

This Exclusive Technical Consulting and Services Agreement (the “Agreement”) is entered into as of January 12, 2006 between the following two parties in Beijing:

Party A:	Hurray! Times Communications (Beijing) Ltd.
Legal Address:	Room B 07, Tong Heng Plaza, No.4 Huanyuan Road, Haidian District, Beijing

Party B:	Shanghai Magma Digital Technology Co. Ltd.
Legal Address:	17F, YunHai Garden No. 118 QingHai Road, Shanghai China

WHEREAS:

(1) Party A, a wholly foreign-owned enterprise registered in People’s Republic of China (the “PRC”) under the laws of PRC, owns resources to provide the technical consulting and services.

(2) Party B, a limited liability company registered in PRC, is licensed by the competent governmental authorities to carry on the business of value added telecommunication services;

(3) Party A agrees to provide technical consulting and related services to Party B, and Party B agrees to accept such technical consulting and services;

NOW THEREFORE, the parties through mutual negotiations agree as follows:

1.	Technical Consulting and Services; Exclusivity

1.1	During the term of this Agreement, Party A agrees to, as the exclusive technical consulting and services provider of Party B, provide the exclusive technical consulting and services to Party B (the content is specified in Appendix 1). Party A further agrees that, during the term of this Agreement, it shall not provide any technical consulting and services to any other third party without Party B’s prior written consent, except with respect to the affiliates of Party B.

1.2	Party B hereby agrees to accept such exclusive technical consulting and services. Party B further agrees that, during the term of this Agreement, it shall not utilize any third party to provide such technical consulting and services for such above-mentioned business without the prior written consent of Party A.

1.3	Party A shall be the sole and exclusive owner of all rights, title and interests to any and all intellectual property rights arising from the performance of this Agreement, including, but not limited to, any copyrights, patent, know-how, trade secrets and otherwise, whether developed by Party A or Party B based on Party A’s intellectual property.

2.	Calculation and Payment of the Fee for Technical Consulting and Services (the “Fee”)

The parties agree that the Fee under this Agreement shall be determined according to the Appendix 2.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A is a company duly registered and validly existing under the laws of the PRC;

3.1.2	Party A has full right, power, authority and capacity and all consents and approvals of any other third party and government authority necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

3.1.3	the Agreement will constitute a legal, valid and binding agreement of Party A enforceable against it in accordance with its terms upon its execution.

3.2	Party B hereby represents and warrants as follows:

3.2.1	Party B is a company duly registered and validly existing under the laws of the PRC and is licensed to engage in the business of value added telecommunication services.

3.2.2	Party B has full right, power, authority and capacity and all consents and approvals of any other third party and government authority necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3	Once the Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of Party B enforceable against it in accordance with its terms upon its execution.

4.	Confidentiality

4.1	Party B agrees to use all reasonable means to protect and maintain the confidentiality of Party A’s confidential data and information acknowledged or received by Party B by accepting the exclusive consulting and services from

Party A (collectively the “Confidential Information”). Party B shall not disclose or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon termination or expiration of this Agreement, Party B shall, at Party A’s option, return all and any documents, information or software containing any Confidential Information to Party A, or destroy or delete all of such Confidential Information from any memory devices, and cease to use it.

4.2	It is agreed that this Section 4 shall survive after any amendment, expiration or termination of this Agreement.

5.	Indemnity

Party B shall indemnify and hold harmless Party A from and against any loss, damage, obligation and cost arising out of any litigation, claim or other legal procedure against Party A resulting from the contents of the technical consulting and services demanded by Party B.

6.	Effective Date and Term

6.1	This Agreement shall be executed and come into effect as of the date first set forth above. The term of this Agreement is ten (10) years, unless earlier terminated as set forth in this Agreement or in accordance with the terms set forth in separate agreement entered into by both parties. However, both parties shall review this Agreement every 3 months to determine whether any amendment to the Agreement is necessary after considering the circumstances.

6.2	This Agreement may be extended only if Party A gives its written consent of the extension of this Agreement before the expiration of this Agreement. However, both parties shall, through negotiations, determine the extension term.

7.	Termination

7.1	Termination on Expiration

This Agreement shall expire on the date due unless this Agreement is extended as set forth above.

7.2	Early Termination

During the term of this Agreement, Party B can not terminate this Agreement except in the case of gross negligence, fraud or other illegal acts or bankruptcy of Party A. Notwithstanding the above-mentioned, Party A may terminate this Agreement at any time with a written notice to Party B 30 days before such termination.

7.3	Survival.

Sections 4 and 5 shall survive after the termination or expiration of this Agreement.

8.	Settlement of Disputes

The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to the China International Economic and Trade Arbitration Commission (the “CIETAC”). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the parties and shall be enforceable in accordance with its terms.

9.	Force Majeure

9.1	Force Majeure, which includes, but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other party, without delay, of the approaches of the performance of this Agreement by the affected party.

9.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when they are delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

Party A:	Hurray! Times Communications (Beijing) Ltd.
Room B 07, Tong Heng Plaza, No.4 Huanyuan Road, Haidian District, Beijing

Party B:	Shanghai Magma Digital Technology Co. Ltd.
17F, YunHai Garden No. 118 QingHai Road, Shanghai China

11.	No Assignment

Party B may not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A.

12.	Severability

Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering any other provision of this Agreement invalid or unenforceable in any other jurisdiction.

13.	Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the PRC laws.

15.	Miscellaneous

This Agreement is executed in duplicate in Chinese.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

Exclusive Technical Consulting and Services Agreement

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By:
Party A: Hurray! Times Communications (Beijing) Ltd.

Authorized Representative:

By:
Party B: Shanghai Magma Digital Technology Co. Ltd.

Authorized Representative:

Appendix 1: The list of Technical Consulting and services

Party A shall provide the following technical consulting and services to Party B:

1.	maintenance of the machine room and website;

2.	provision and maintenances of the office network;

3.	installation of the server system and 24 hours’ daily maintenances each week;

4.	other technical consulting and services.

Appendix 2: Calculation and Payment of the Fee for Consulting and Services

Party B should pay a consulting service fee of RMB 600,000 per year to Party A, but Party A has the right to adjust the consulting service fee according to the amount of consulting services provided to Party B.